                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:

    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                                SBE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            NOT APPLICABLE
--------------------------------------------------------------------------------
(Name of  Person(s)  Filing  Proxy  Statement  If  Other  than  the  Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2. Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4. Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5. Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1. Amount Previously Paid:
        ------------------------------------------------------------------------
     2. Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3. Filing Party:
        ------------------------------------------------------------------------
     4. Date Filed:
        ------------------------------------------------------------------------

[SBE LOGO]

                                   SBE, INC.
                            4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA 94583
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1996

TO THE SHAREHOLDERS OF SBE, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SBE, Inc., a California corporation (the "Company"), will be held on Tuesday, April 16, 1996, at 5:00 p.m. local time, at the Company's principal offices at 4550 Norris Canyon Road, San Ramon, California, for the following purposes:

    1. To elect five directors to serve for the ensuing year and until their successors are elected.

    2. To approve the Company's 1987 Stock Option Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares, to extend the term of such plan to January 17, 2006 and to permit the issuance of incentive stock options to employees of the Company.

    3. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares.

    4. To approve the issuance and private sale of up to 1,500,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock," on the terms and subject to the conditions described in the Proxy Statement.

    5. To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1996.

    6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on February 26, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [Facsimile signature]

                                          William R. Gage
                                          CHAIRMAN OF THE BOARD
San Ramon, California
March 4, 1996

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   SBE, INC.
                            4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA 94583
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1996
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of SBE, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 16, 1996, at 5:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 4550 Norris Canyon Road, San Ramon, California. The Company intends to mail this proxy statement and accompanying proxy card on or about March 4, 1996, to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Corporate Investor Communication, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communication, Inc. will be paid its customary fee, estimated to be about $3,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on February 26, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 26, 1996, the Company had outstanding and entitled to vote 2,114,333 shares of Common Stock.

    Each holder of record of Common Stock on February 26, 1996 will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to five votes for each share held. Each shareholder may give one candidate all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Except for Proposal 2, abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4550 Norris Canyon Road, San Ramon, California 94583, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder's name.

SHAREHOLDER PROPOSALS

    Proposals of shareholders that are intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company not later than October 16, 1996, in order to be included in the proxy statement and proxy relating to that annual meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and was previously elected by the shareholders. Mr. Edward H. Laird, currently a director of the Company, has decided to retire from the Board, effective upon the election of directors at the Annual Meeting. Accordingly, the Board adopted an amendment to the Company's Bylaws decreasing the number of authorized directors to five, also effective upon the election of directors at the Annual Meeting.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    The five candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees and certain information about them are set forth below:

NAME                                                                               AGE       DIRECTOR SINCE
-----------------------------------------------------------------------------      ---      -----------------
Mr. Raimon L. Conlisk........................................................          73            1991
Mr. William R. Gage..........................................................          53            1989
Mr. George E. Grega..........................................................          66            1991
Mr. Harold T. Hahn...........................................................          56            1991
Mr. William B. Heye, Jr......................................................          57            1991

    From 1977 to date, Mr. Conlisk has been President of Conlisk Associates, a management consulting firm serving high-technology companies in the United States and foreign countries. Since April 1994, Mr. Conlisk has served as Chairman of the Board of Directors of Exar Corporation ("Exar"), a manufacturer of application-specific integrated circuits. Mr. Conlisk also has served as a director of Exar since 1985. Mr. Conlisk was President, from 1984 to 1989, and Chairman of the Board of

Directors, from 1989 until retirement in June 1990, of Quantic Industries, Inc. ("Quantic"), a manufacturer of electronic systems and devices for aerospace, defense, and factory automation applications, and he served as a director of Quantic from 1970 until retirement. From 1970 to 1973 and from 1987 to 1990, Mr. Conlisk served as a director of the American Electronics Association.

    Mr. Gage has been Chairman of the Board since January 1990. From 1986 until March 1989 he was President of the Company, from March 1989 until January 1990 he served as Senior Vice President of the Company and from January 1990 until November 1991 he was Chief Executive Officer of the Company. From 1982 to 1986, Mr. Gage also served at various times as Chief Operating Officer, Senior Vice President, Vice President of Programming and Treasurer of the Company.

    From January 1985 to date, Mr. Grega has been President of George E. Grega Associates, an international business and management consulting firm. From 1985 to date, Mr. Grega has served as a director of Exar. Mr. Grega was an employee of General Electric Company, a diversified international manufacturer of defense, electrical and other products, from 1950 through 1984, including service from 1970 to 1973 as President and Chief Executive Officer of General Electric Japan, Ltd.

    Mr. Hahn retired in November 1993 when he completed the sale of his former company, Interpractice Systems, Inc., a medical systems software company ("ISI"). From November 1992 to November 1993, Mr. Hahn was President and Chief Executive Officer of ISI. He joined ISI in 1991 as Chief Financial Officer. From 1989 to 1991, Mr. Hahn was an independent business consultant. Mr. Hahn served as Vice President and Treasurer of Control Data Corporation, which manufactures computers and implements computer systems, from 1985 to 1989 and he held various general management positions in Control Data Corporation's computer systems and services business between 1976 and 1985.

    Mr. Heye has been President and Chief Executive Officer of the Company since November 1991. From 1989 to November 1991, he served as Executive Vice President of Ampex Corporation, a manufacturer of high-performance scanning recording systems, and President of Ampex Video Systems Corporation, a wholly-owned subsidiary of Ampex Corporation and a manufacturer of professional video recorders and editing systems for the television industry. From 1986 to 1989, Mr. Heye served as Executive Vice President of Airborn, Inc., a manufacturer of connectors for the aerospace and military markets.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended October 31, 1995, the Board held six meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and performs other related duties delegated to such committee by the Board. The Audit Committee, which consisted of two non-employee directors, Messrs. Hahn and Laird, held four meetings during fiscal 1995. The Board has appointed Mr. Conlisk to fill the vacancy in the Audit Committee upon Mr. Laird's retirement.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which consists of two non-employee directors, Messrs. Conlisk and Grega, held 13 meetings during fiscal 1995.

    During fiscal 1995, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the fiscal year, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
                    APPROVAL OF THE 1987 STOCK OPTION PLAN,
                            AS AMENDED AND RESTATED

    In July 1987, the Board adopted, and the shareholders subsequently approved, the Company's 1987 Supplemental Stock Option Plan (the "1987 Plan"). As a result of a series of amendments, at February 26, 1996 there were 930,000 shares of the Company's Common Stock authorized for issuance under the 1987 Plan. At February 26, 1996, options (net of canceled or expired options) covering an aggregate of 518,804 shares of the Company's Common Stock had been granted under the 1987 Plan, and only 89,753 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the 1987 Plan.

    In January 1996, the Board approved certain amendments to the 1987 Plan in order to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The first amendment increases the number of shares authorized for issuance under the 1987 Plan from 930,000 to 1,130,000 shares. The second amendment extends the term of the 1987 Plan to January 17, 2006. The Board adopted both of these amendments to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

    The third amendment permits the grant of stock options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to such amendment, the 1987 Plan only permitted the issuance of nonstatutory stock options. Under certain circumstances, the exercise of an incentive stock option and the sale of Common Stock acquired upon exercise thereof is given more beneficial tax treatment than the exercise of a nonstatutory stock option and the sale of Common Stock acquired upon exercise thereof. The Board believes that this beneficial tax treatment will encourage long-term employee ownership of the Company's Common Stock. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options. Finally, as a result of the addition of incentive stock options to the 1987 Plan, the fourth amendment changes the name of the 1987 Plan to the "1987 Stock Option Plan."

    Shareholders are requested in this Proposal 2 to approve the 1987 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the 1987 Plan, as amended and restated. In order to take advantage of the exemption contained in Rule 16b-3 promulgated by the Securities and Exchange Commission (the "Commission"), for purposes of this vote, abstentions will be counted toward the tabulation of votes counted and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the 1987 Plan, as amended and restated, are outlined below:

GENERAL

    The 1987 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1987 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1987 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

    The 1987 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 156 of the Company's approximately 173 employees and consultants are eligible to participate in the 1987 Plan.

ADMINISTRATION

    The 1987 Plan is administered by the Board. The Board has the power to construe and interpret the 1987 Plan and, subject to the provisions of the 1987 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board is authorized to delegate administration of the 1987 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1987 Plan to the Compensation Committee. As used herein with respect to the 1987 Plan, the "Board" refers to the Compensation Committee as well as to the Board itself.

    The proposed regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be "outside directors." The 1987 Plan provides that, in the Board of Director's discretion, directors serving on the Committee will also be "outside directors" within the meaning of Section 162(m). This limitation excludes from the Compensation Committee (a) current employees of the Company, (b) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (c) current and former officers of the Company, (d) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m). The Company currently intends to monitor the proposed regulations and will determine at the appropriate time whether to make any change to the composition of its Compensation Committee if any would be required by the final regulations.

ELIGIBILITY

    Incentive stock options may be granted under the 1987 Plan only to selected key employees (including officers) of the Company and its affiliates. Selected key employees (including officers) and consultants are eligible to receive nonstatutory stock options under the 1987 Plan. Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the 1987 Plan.

    No incentive stock option may be granted under the 1987 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1987 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    The 1987 Plan also contains a per-employee, per-calendar year limitation equal to 150,000 shares of Common Stock. The purpose of adding this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1987 Plan. Prior to the addition of this provision in 1994, the Board or the Compensation Committee determined in its discretion the number of shares subject to an option for any employee and no such formal limitation was placed on the number of shares available for an option to an employee. To date, the Company has not granted to any employee in any calendar year options to purchase a number of shares equal to or in excess of the limitation.

STOCK SUBJECT TO THE 1987 PLAN

    If options granted under the 1987 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1987 Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1987 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1987 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1987 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." On February 22, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $10.00 per share.

    In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. The Company has not provided that opportunity to employees in the past. To the extent required by Section 162(m), an option repriced under the 1987 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 150,000-share limitation.

    The exercise price of options granted under the 1987 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (1) by delivery of other Common Stock of the Company,
(2) pursuant to a deferred payment arrangement or (3) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1987 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1987 Plan typically vest at the rate of 25% per year during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the 1987 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1987 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1987 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1987 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1987 Plan or subject to any option granted under the 1987 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1987 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1987 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1987 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1987 Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1987 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1987 Plan will terminate on January 17, 2006.

    The Board may also amend the 1987 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1987 Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1987 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option may be exercised only by the optionee. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1987 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, and
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (a) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by shareholders.

    The following table presents certain information with respect to options granted under the 1987 Plan, subject to the approval of the amendment of the 1987 Plan by the shareholders, to (a) the executive officers named in the Summary Compensation Table below employed by the Company in that capacity on October 31, 1995; (b) all executive officers as a group; and (c) all non-executive officer employees as a group. No non-employee directors have been authorized to receive grants under the 1987 Plan.

                               NEW PLAN BENEFITS

                                                                                               NUMBER OF SHARES
                                                                                                  SUBJECT TO
NAME AND POSITION                                                          DOLLAR VALUE (1)     OPTIONS GRANTED
-------------------------------------------------------------------------  -----------------  -------------------
Mr. William B. Heye, Jr..................................................    $     195,000            15,000
 President and Chief Executive Officer
Mr. William R. Gage......................................................    $     107,250             7,500
 Chairman of the Board
Mr. Belton E. Allen......................................................    $      65,000             5,000
 Vice President, Sales
Mr. Eugene K. Buechele...................................................    $     195,000            15,000
 Vice President, Engineering
Mr. Anthony J. Spielman..................................................    $      65,000             5,000
 Vice President, Network Systems Marketing
All Executive Officers as a Group (7 persons)............................    $     809,250            61,500
All Non-Executive Officer Employees as a Group
 (166 persons)...........................................................    $     117,000             9,000

------------------------------
(1) Exercise price multiplied by the number of shares underlying the option(s).

                                   PROPOSAL 3
             APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF
                           COMMON AND PREFERRED STOCK

GENERAL

    The Board has voted, subject to shareholder approval, to amend and restate the Company's Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares. The principal purpose of the proposed increase in authorized shares is to permit the issuance of Series A Convertible Preferred Stock described in Proposal 4 below.

DESCRIPTION OF CAPITAL STOCK

    The additional Common Stock to be authorized by adoption of this proposal would have rights identical to the currently outstanding common Stock of the Company, and the additional Preferred

Stock to be authorized would have rights, restrictions, preferences and privileges designated by the Board pursuant to the Company's Amended and Restated Articles of Incorporation. Adoption of the proposed amendment and restatement would not affect the rights of the holders of currently outstanding shares of Common Stock of the Company. However, the issuance of Preferred Stock could affect the rights of the Common Stock. See "Proposal 4 -- Approval of Private Placement of Common Stock -- Effects of Private Placement on Existing Security Holders." If the amendment and restatement is approved, it will become effective upon filing of Amended and Restated Articles of Incorporation with the Secretary of State of the State of California. In addition to the 2,114,333 shares of Common Stock outstanding at February 26, 1996, the Board had reserved 1,170,000 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans and outstanding as of such date.

EFFECTS OF INCREASING AUTHORIZED SHARES ON EXISTING SECURITY HOLDERS

    The principal purpose of the proposed increase in authorized shares is to permit the issuance of Series A Convertible Preferred Stock described in Proposal 4 below. The additional shares may be issued, however, without further shareholder approval for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers, directors or consultants, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products. The preferred stock not issued in the private placement discussed below may have rights, preferences and privileges senior to the Common Stock or the Series A Convertible Preferred Stock. The Company has no present intent to issue Common Stock or Preferred Stock for these purposes other than as described in Proposal 4 below.

    The additional shares of Common Stock and Preferred Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could adopt a "poison pill" that would, under certain circumstances related to an acquisition of shares not approved by the Board, give certain holders the right to acquire additional shares of Common Stock or Preferred Stock at a low price, or the Board could strategically sell shares of Common Stock or Preferred Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock and Preferred Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, the approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. The Company has no present intent to issue Common Stock or Preferred Stock for this purpose.

    The Company's audited consolidated financial statements, management's discussion and analysis of financial condition and results of operations, and certain supplementary financial information are incorporated by reference to pages 12 through 17 and 27 through 42 of the Company's Annual Report on Form 10-K for fiscal 1995.

    Shareholders are requested to approve this Proposal 3. The affirmative vote of the holders of a majority of outstanding shares of Common Stock is required to approve such proposal.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4
                APPROVAL OF PRIVATE PLACEMENT OF PREFERRED STOCK

    The Board has voted, subject to shareholder approval, to issue and sell in a private placement up to 1,500,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock."

REASONS FOR PRIVATE PLACEMENT

    For the last decade, the Company has specialized in the development of computer board data communications products and industrial computer equipment. In the early 1990's, the Company determined that a large opportunity existed in the emerging remote local area network (LAN) market for low-end remote access products. To seize that opportunity, the Company has invested significant resources in developing netXpand, its new line of standalone remote LAN access server/router products. In addition, the Company began and is continuing to restructure its existing sales and marketing channels and add new sales channels to access customers for its netXpand products. The Company has also added certain key management personnel to better serve this emerging market. Primarily, as a result of this investment and decreased sales of computer board communications products attributable to a decline in sales to Cisco Systems, the Company incurred substantial operating losses in fiscal 1995. The Board recently determined that the Company must obtain between $8,000,000 and $12,000,000 of additional equity capital to gain additional market penetration for its netXpand products, to develop enhancements to its netXpand products and traditional product lines, to complete the restructuring of its sales and marketing channels and for other working capital purposes.

    The Company cannot consummate the Private Placement without shareholder approval (as described below). If shareholder approval is not obtained or the Company is otherwise unable to complete the Private Placement, the Company will initially scale back its efforts to gain additional market penetration for its netXpand products. The Company will also be forced to seek alternative sources of financing, including debt. There can be no assurance that the Company will be able to complete the Private Placement or obtain any alternative financing.

PROPOSED TERMS OF PRIVATE PLACEMENT

    The terms of the proposed private placement, including the rights, preferences and privileges of the Series A Convertible Preferred Stock, will be determined by negotiation between the Company and the investors participating in such financing. The terms of the Series A Convertible Preferred Stock, after approval by the Board, will be embodied in a Certificate of Designation filed with the Secretary of State of California. Such Certificate of Designation will constitute an amendment to the Company's Amended and Restated Articles of Incorporation.

    No investor has as yet agreed to participate, so negotiations with investors have not yet begun. Therefore, the terms of the proposed private placement cannot be described with any degree of precision. However, the Board expects the following matters to be topics of discussion:

    VOTING RIGHTS

    The Board expects that each holder of Series A Convertible Preferred Stock will be entitled to one vote for each share of Common Stock into which the Series A Convertible Preferred Stock will be convertible on all matters to be voted upon by the shareholders. With respect to the election of directors, the holders of Series A Convertible Preferred Stock would be entitled to exercise cumulative voting rights in the same manner as holders of Common Stock.

    CONVERSION RIGHTS

    The Board expects that each share of Series A Convertible Preferred Stock will initially be convertible, at the option of the shareholder, into one or more shares of Common Stock. The rate at which each share of Series A Convertible Preferred Stock converts into Common Stock may be subject to change, based on factors such as certain future stock issuances by the Company at prices below the conversion price then in effect.

    REGISTRATION RIGHTS

    The Board expects that the holders of Series A Convertible Preferred Stock will be entitled to have the Company register such stock with the Securities and Exchange Commission and applicable state securities authorities for public resale under certain circumstances.

    DIVIDENDS

    The holders of Series A Convertible Preferred Stock may be entitled to fixed dividends, subject to restrictions on dividend payment imposed by applicable law.

    LIQUIDATION PREFERENCE

    The holders of Series A Convertible Preferred Stock may be entitled to receive a portion of the proceeds from liquidation of the Company prior to the holders of Common Stock.

    OTHER PREFERENTIAL RIGHTS; PRICE PER SHARE

    The holders of Series A Convertible Preferred Stock may seek certain other preferential rights over the Common Stock, including the right to Board representation and the right to redemption of the Series A Convertible Preferred Stock under certain circumstances. In addition, the Company's investors may seek to impose certain restrictive covenants on the Company. The price per share of the Series A Convertible Preferred Stock will be based in part on these preferential rights and the market price of the Company's Common Stock on the date of sale. Because these preferential rights and the price of the Company's Common Stock will be based in large part upon market conditions and the Company's financial condition at the time of sale, it is impossible to estimate such terms at this time.

EFFECTS OF PRIVATE PLACEMENT ON EXISTING SECURITY HOLDERS

    The issuance of the Series A Convertible Preferred Stock, and the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock, will not affect the rights of holders of currently-outstanding Common Stock, except for effects incidental to increasing the number of shares of capital stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. In the event the holders of Series A Convertible Preferred Stock are entitled to a liquidation preference, the proceeds payable to holders of Common Stock upon any liquidation of the Company would be decreased by the amount of such preference.

    Rules promulgated by the National Association of Securities Dealers, Inc. for issuers listed on the Nasdaq Stock Market, such as the Company, generally require an issuer to obtain its shareholders' approval prior to the sale or issuance of common stock (or securities convertible into common stock) equal to 20% or more of the voting power of the issuer prior to such issuance for a price per share less than the greater of book or market value of the common stock. Because the Company cannot predict the pricing of the Series A Convertible Preferred Stock and the Private Placement would result in greater than 20% of the Company's voting power being issued, shareholder approval for this Proposal 4 is requested. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting is required to approve such proposal.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board has selected Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1996 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Coopers & Lybrand LLP has audited the Company's financial statements since 1974. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of Coopers & Lybrand LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1995 by (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) each nominee for director; (c) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on October 31, 1995; and (d) all executive officers and directors of the Company as a group.

                                                                                      BENEFICIAL OWNERSHIP (1)
                                                                                    ----------------------------
                                                                                     NUMBER OF     PERCENT OF
                                 BENEFICIAL OWNER                                     SHARES        TOTAL (2)
----------------------------------------------------------------------------------  -----------  ---------------
                                                                                       236,171           11.3%
Mr. William R. Gage...............................................................
4550 Norris Canyon Road
San Ramon, CA 94583
                                                                                       133,995            6.4%
Mr. Franklin P. Johnson...........................................................
2275 E. Bayshore Road, Suite 150
Palo Alto, CA 94301
                                                                                       125,783            6.0%
Mr. John W. Gage (3)..............................................................
606 The Alameda
Berkeley, CA 94707
Mr. William B. Heye, Jr. (4)......................................................     112,769            5.1%
Mr. Belton E. Allen (4)...........................................................      32,694            1.6%
Mr. Raimon L. Conlisk (4).........................................................       7,500          *
Mr. George E. Grega (4)...........................................................       7,500          *
Mr. Edward H. Laird (4)...........................................................       6,000          *
Mr. Eugene K. Buechele (4)........................................................      12,550          *
Mr. Harold T. Hahn (4)............................................................       3,750          *
Mr. Anthony J. Spielman (4).......................................................       5,100          *
All executive officers and directors as a group (11 persons) (5)..................     436,620           19.3%

------------------------------
*   Less than one percent.

(1) This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 2,087,576 shares outstanding on December 31, 1995, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3) Includes 518 shares held by Nikki Gage, Mr. Gage's wife, as to which Mr. Gage disclaims beneficial ownership.

(4) Includes  6,250, 110,320,  10,000, 7,500,  7,500, 3,500,  12,550, 3,750  and
    5,000 shares that Messrs. William R. Gage, Heye, Allen, Conlisk, Grega, Laird, Buechele, Hahn and Spielman, respectively, have the right to acquire within 60 days of December 31, 1995 under the Company's option plans.

(5) Includes shares described in the footnotes above and 12,000 shares that executive officers of the Company not named in the table above have the right to acquire within 60 days of the Record Date under the Company's option plans.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    During fiscal 1995, non-employee directors received for their services as directors an annual retainer of $3,000 plus fees of $1,000 for each Board and Committee meeting attended and a fee of $500 for each telephone conference Board or Committee meeting in which such director participated. During fiscal 1995, the two non-employee directors who are members of the Company's Corporate
Strategy Committee (Messrs. Conlisk and Grega) received an additional $3,000 each fiscal quarter as directors' fees in connection with their services on the Corporate Strategy Committee. In fiscal 1995, the total compensation paid to non-employee directors as directors' fees was $70,500. The members of the Board are also eligible for reimbursement for their expenses in connection with attendance at Board meetings in accordance with Company policy.

    Each non-employee director of the Company also receives stock option grants under the 1991 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Option grants under the Directors' Plan are non-discretionary. On April 1 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by either the Company, the Board or the shareholders, an option to purchase 5,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in four equal installments commencing on the date one year after the grant of the option, provided that the optionee has, during the entire year prior to each such vesting date, provided one year of continuous service to the Company as a non-employee director or as an employee of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction unless any surviving corporation assumes such options or substitutes similar options for such options.

    During fiscal 1995, the Company granted options covering 5,000 shares to each non-employee director of the Company at an exercise price per share of $9.50, the fair market value of such Common Stock on the date of grant (based on the closing sales price as reported on the Nasdaq National Market System on the date of grant). As of January 31, 1996, 13,500 options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows for the fiscal years ended October 31, 1995, 1994 and 1993, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at October 31, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                               ---------------
                                                        ANNUAL COMPENSATION       NUMBER OF
                                                                                   SHARES
                                                       ----------------------    UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY (1)     BONUS        OPTIONS       COMPENSATION (2)
------------------------------------------  ---------  -----------  ---------  ---------------  -------------------
Mr. William B. Heye, Jr...................       1995  $   210,060  $       0             0          $   6,865
President and                                    1994  $   200,052  $  16,658             0          $   8,253
 Chief Executive Officer                         1993  $   192,372  $  91,698             0          $   6,415
Mr. William R. Gage.......................       1995  $   159,012  $       0        25,000          $   2,787
Chairman of the Board                            1994  $   151,440  $   7,566             0          $   5,563
                                                 1993  $   145,644  $  41,655             0          $   3,777
Mr. Belton E. Allen.......................       1995  $   135,510  $       0             0          $   4,059
Vice President, Sales                            1994  $   129,900  $   5,351             0          $   4,401
                                                 1993  $   119,100  $  28,162        20,000          $   2,468
Mr. Eugene K. Buechele (3)................       1995  $   137,808  $       0         5,000          $   2,389
Vice President, Engineering                      1994  $   117,757  $  10,066        20,000          $   3,937
Mr. Anthony J. Spielman (3)...............       1995  $   132,504  $       0         5,000          $   1,095
Vice President,                                  1994  $    63,464  $  20,126        15,000          $       0
 Network Systems Marketing

------------------------
(1) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's Savings and Investment Plan and Trust.

(2)  Includes $1,995,  $907, $455,  $450 and  $432 attributable  in fiscal 1995,
    $2,251, $1,020, $504, $404 and $79 attributable in fiscal 1994, and  $3,915,
    $1,494, $577, $0 and $0 attributable in fiscal 1993 to Messrs. Heye, Gage, Allen, Buechele and Spielman, respectively, to premiums paid by the Company for group term life insurance. The remaining sum for each Named Executive Officer was paid by the Company as matching contributions to the Company's Savings and Investment Plan and Trust.

(3) Mr. Buechele has served as Vice President, Engineering since December 1993, when he first became employed by the Company. Mr. Spielman has served as Vice President, Network Systems Marketing since May 1994, when he first became employed by the Company.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1987 Plan. As of October 31, 1995, options to purchase a total of 532,788 shares had been granted and were outstanding under the 1987 Plan and options to purchase 94,928 shares remained available for grant thereunder.

    The following tables show for fiscal 1995 certain information regarding options granted to held at fiscal year end by the Named Executive Officers. No Named Executive Officer exercised any options during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS
                        -----------------------------------------------------------------     VALUE AT ASSUMED
                            NUMBER OF                                                      ANNUAL RATES OF STOCK
                           SECURITIES        % OF TOTAL                                    PRICE APPRECIATION FOR
                           UNDERLYING      OPTIONS GRANTED    EXERCISE OR                       OPTION TERM
                             OPTIONS       TO EMPLOYEES IN    BASE PRICE      EXPIRATION   ----------------------
NAME                       GRANTED (1)       FISCAL YEAR     PER SHARE (2)       DATE         5%          10%
----------------------  -----------------  ---------------  ---------------  ------------  ---------  -----------
Mr. Heye..............         --                --               --              --          --          --
Mr. Gage..............         25,000             8.45%        $    8.75        01/19/02   $  89,053  $   207,532
Mr. Allen.............         --                --               --              --          --          --
Mr. Buechele..........          5,000             1.69%        $    9.00        12/06/01   $  18,320  $    42,692
Mr. Spielman..........          5,000             1.69%        $    9.00        12/06/01   $  18,320  $    42,692

------------------------
(1) Generally, options granted vest annually in equal increments over a period of four years and have a term of seven years. The Board may reprice the options granted.

(2) Exercise price is the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant.

                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                                         AT FISCAL YEAR-END            AT FISCAL YEAR-END (1)
                                                   ------------------------------  ------------------------------
NAME                                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------  -------------  ---------------  -------------  ---------------
Mr. Heye.........................................       81,240          58,160      $   649,920     $   465,280
Mr. Gage.........................................       --              25,000          --          $    87,500
Mr. Allen (2)....................................       10,000          10,000          --              --
Mr. Buechele.....................................        8,400          16,600      $    25,200     $    51,050
Mr. Spielman.....................................        3,750          16,250      $    13,575     $    56,975

------------------------------
(1) Value based on the difference between the exercise price of the options and the closing sales price of $12.25 of the Company's Common Stock as reported on the Nasdaq National Market System on October 31, 1995 multiplied by the number of shares underlying unexercised in-the-money options.

(2) The exercise price of Mr. Allen's options exceeded the closing sales price of the Company's Common Stock on October 31, 1995 (I.E., were not "in-the-money" on October 31, 1995).

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                           ON EXECUTIVE COMPENSATION

    The  Compensation   Committee  of   the  Board   is  responsible   for   the
administration of the compensation programs in effect for the Company's executive officers. These programs have been designed to ensure that the compensation paid to the executive officers is substantially linked to both Company and individual performance. Accordingly, a significant portion of the compensation paid to each executive officer is comprised of variable components based upon individual achievement and Company performance measures.

EXECUTIVE COMPENSATION PRINCIPLES

    The design and implementation of the Company's executive compensation programs are based on a series of general principles. These principles may be summarized as follows:

    - Align the interests of management and shareholders to build shareholder value by the encouragement of consistent, long-term Company growth.

    - Attract and retain key executive officers essential to the long-term success of the Company.

    - Reward executive officers for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company.

    - Provide direct linkage between the compensation payable to executive officers and the Company's attainment of annual and long-term financial goals and targets.

    - Emphasize reward for performance at the individual and corporate level.

COMPONENTS OF EXECUTIVE COMPENSATION

    The components of the Company's executive compensation programs may be listed as follows, with a detailed summary provided below:

    - Base Salary

    - Cash Bonus

    - Long-Term Incentives

    - Benefits and Perquisites

    Each component is calibrated to a competitive market position, with market information provided by compensation surveys prepared by independent consulting firms and information collected from companies selected by the Company's Compensation Committee as appropriate comparators of compensation practices. The companies selected by the Compensation Committee as appropriate comparators are generally represented in the Nasdaq Computer Manufacturing Index, whose performance over the past five years is compared to that of the Company in the chart appearing under the heading Performance Measurement Comparison.

BASE SALARY

    The base salary for each executive officer is determined on the basis of individual performance, the functions performed by the executive officer and the scope of the executive officer's ongoing responsibilities, and the salary levels in effect for comparable positions based on information provided by the compensation surveys referenced above and comparator company information. The weight given to each of these factors varies from individual to individual. In general, base salary is designed primarily to be competitive within the relevant industry and geographic market. The average increase in executive officer base salary in fiscal 1995 was approximately 5.0%.

    Each executive officer's base salary is reviewed annually to ensure appropriateness, and increases to base salary are made to reflect competitive market increases and individual factors. Company performance does not play a significant role in the determination of base salary.

CASH BONUS

    The Company's Management Incentive Plan provides for the funding of a bonus pool based upon the Company's year-to-year rate of revenue growth and profit before tax. No funding of the bonus pool occurs if profit before tax does not exceed a threshold determined by comparing the cost of capital to the return on assets employed. The Company did not realize before-tax profits in fiscal 1995; therefore, the bonus pool was not funded and no cash bonuses were paid to executive officers for such fiscal year.

LONG-TERM INCENTIVES

    Long-term incentives are provided through stock option grants. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance. Customarily, option grants are made with exercise prices equal to the market price of the shares on the date of grant and will be of no value unless the market price of the Company's outstanding common shares appreciates, thereby aligning a substantial part of the executive officer's compensation package with the return realized by the shareholders.

    The size of each option grant is designed to create a meaningful opportunity for stock ownership and is based upon several factors, including relevant information contained in the compensation surveys described above, an assessment of the option grants of comparator companies and the individual performance of each executive officer.

    Each option grant allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (customarily the market price on the grant date) over a specified period of time (customarily four years). The option generally vests in equal installments over a period of four years, contingent upon the executive officer's continued employment with the Company.

    Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company and the market price of the underlying shares appreciates over the option term.

    In fiscal 1995, the Committee granted stock options to its executive officers as set forth in the table entitled "Option Grants in Last Fiscal Year" contained elsewhere in this proxy statement. In addition, in November 1995, the Committee granted incentive stock options to its executive officers as set forth in the table entitled "New Plan Benefits" contained elsewhere in this proxy statement. All of such November 1995 grants are subject to shareholder approval of Proposal 2, above. The Committee believes that stock options, particularly incentive stock options, encourage long-term Company stock ownership, and therefore that such grants are in the best interests of the Company and its shareholders.

BENEFITS AND PERQUISITES

    The   benefits  and  perquisites  component  of  executive  compensation  is generally similar to that which is offered to all of the Company's domestic employees.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    In  setting the compensation payable to the Chief Executive Officer, William
B. Heye, Jr., the goal is to provide compensation competitive with other companies in the industry while at the same time making a significant percentage of Mr. Heye's earnings subject to consistent, positive, long-term Company performance. In general, the factors utilized in determining Mr. Heye's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs.

    Mr. Heye received a 5.0% base salary increase effective November 1, 1994. As a result of the Company's performance during fiscal 1995, the Committee did not grant Mr. Heye any cash bonus. During fiscal 1995, Mr. Heye purchased 78 shares of Common Stock at a weighted average price of $7.65 under the Company's 1992 Employee Stock Purchase Plan. While the Committee did not grant Mr. Heye any stock options during fiscal 1995, in November 1995 it granted Mr. Heye an incentive stock option to purchase 15,000 shares at an exercise price of $13.00 per share (the closing price on the date of grant). This option grant was made for the reasons described in the preceding paragraphs.

COMPENSATION COMMITTEE MEMBERS:

    Raimon L. Conlisk, Chairman
    George E. Grega

                       PERFORMANCE MEASUREMENT COMPARISON

    The following chart shows the value of an investment of $100 on October 31, 1990 in cash of (a) the Company's Common Stock, (b) the Nasdaq Computer Manufacturing Index ("Nasdaq Computers") and (c) the CRSP Total Return Index for the Nasdaq Stock Market (United States companies) ("Nasdaq Total Return"). All values assume reinvestment of the full amount of all dividends and are calculated as of October 31 of each year.

           COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN ON INVESTMENT

                                  OCT. 90    OCT. 91    OCT. 92    OCT. 93    OCT. 94    OCT. 95
                                 ---------  ---------  ---------  ---------  ---------  ---------
SBE, Inc.......................    100.000    101.526    332.267    252.277    190.746    301.501
Nasdaq Computers...............    100.000    166.010    201.667    205.322    232.491    392.100
Nasdaq Total Return............    100.000    100.000    169.202    190.790    245.837    247.201

                              CERTAIN TRANSACTIONS

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Restated Articles of Incorporation and Bylaws.

                                 OTHER BUSINESS

    The   Board  knows  of  no  other   business  that  will  be  presented  for
consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [facsimile signature]

                                          William R. Gage
                                          CHAIRMAN OF THE BOARD

March 4, 1996

THE INFORMATION CONTAINED IN THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1995 IS INCORPORATED HEREIN BY REFERENCE, AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, SBE, INC., 4550 NORRIS CANYON ROAD, SAN RAMON, CALIFORNIA 94583 (TELEPHONE NO. (800) 825-2666).

                                  SBE, INC.

                    PROXY SOLICITED BY BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 16, 1996

   The undersigned hereby appoints WILLIAM R. GAGE and WILLIAM B. HEYE, JR., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SBE, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of SBE, Inc. to be held at 4550 Norris Canyon Road, San Ramon, California, at 5:00 p.m. local time on April 16, 1996, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

   MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:  To elect directors whether by cumulative voting or otherwise, to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

             / / FOR all nominees listed               / / WITHHOLD AUTHORITY
                 below (except as                          to vote for all
                 written below)                            nominees below

             NOMINEES:  R.L. Conlisk, W.R. Gage, G.E. Grega, H.T. Hahn,
                        W.B. Heye, Jr.

             TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

             ________________________________________________________________


   MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 2:  To approve the Company's 1987 Supplemental Stock Option Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares, to extend the term of such plan to January 17, 2006 and to permit the issuance of incentive stock options to employees of the Company.

             / / FOR              / / AGAINST              / / ABSTAIN

PROPOSAL 3:  To approve an amendment to the Company's Amended and Restated
             Articles of Incorporation to (a) increase the authorized number of shares of Common Stock from 6,000,000 shares to 10,000,000 shares; and (b) increase the authorized number of shares of Preferred Stock from 50,000 shares to 2,000,000 shares.

             / / FOR              / / AGAINST              / / ABSTAIN


PROPOSAL 4:  To approve the issuance and private sale of up to 1,500,000 shares of a new series of the Company's Preferred Stock, designated "Series A Convertible Preferred Stock," on the terms and subject to the conditions described in the Proxy Statement.

             / / FOR              / / AGAINST              / / ABSTAIN


PROPOSAL 5:  To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1996.

             / / FOR              / / AGAINST              / / ABSTAIN




                                           Dated: __________________, 1996

                                           ____________________________________

                                           ____________________________________
                                                       Signature(s)

                                           PLEASE SIGN EXACTLY AS YOUR NAME
                                           APPEARS HEREON. IF THE STOCK IS
                                           REGISTERED IN THE NAMES OF TWO OR
                                           MORE PERSONS, EACH SHOULD SIGN.
                                           EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                           GUARDIANS AND ATTORNEYS-IN-FACT
                                           SHOULD ADD THEIR TITLES. IF SIGNER
                                           IS A CORPORATION, PLEASE GIVE FULL
                                           CORPORATE NAME AND HAVE A DULY
                                           AUTHORIZED OFFICER SIGN, STATING
                                           TITLE. IF SIGNER IS A PARTNERSHIP,
                                           PLEASE SIGN IN PARTNERSHIP NAME BY
                                           AUTHORIZED PERSON.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.